EXHIBIT 99.2

MEDIA CONTACT

Alan Chapple
Exide Technologies
678-566-9514
alan.chapple@exide.com

INVESTOR CONTACT

Tim Gargaro
Exide Technologies
678-566-9000
tim.gargaro@exide.com

FOR IMMEDIATE RELEASE

EXIDE TECHNOLOGIES ANNOUNCES LEADERSHIP CHANGE
IN ITS TRANSPORTATION AMERICAS DIVISION

Alpharetta, Ga. – (May 9, 2005) – Exide Technologies (NASDAQ: XIDE, www.exide.com), a global leader in stored electrical-energy solutions, today announced the appointment of Edward J. (E.J.) O’Leary, as President — Transportation Americas, effective June 6, 2005. He succeeds Randy Siuda, who has left the Company to pursue other opportunities.

Mr. O’Leary has more than 25 years of management experience in the automotive industry and most recently served as President — The Americas at Oetiker Inc. His prior experience includes CEO of iStarSystems, Vice President Sales and Distribution — The Americas at Federal-Mogul Corp., Executive Vice President Sales and Marketing at Cooper Automotive, and National Sales Manager - Monroe Auto Equipment Co. at Tenneco Inc.

“I have known E.J. for many years, and he shares my determination to help restore this Company and its brands,” said Exide President and CEO Gordon A. Ulsh. “E.J. understands that for Exide to be successful in the Transportation sector, our entire team must be uncompromising

- more -

when it comes to developing closer relationships with our customers and suppliers, implementing programs that will drive profitability and quality, and enhancing the level of pride and loyalty among our employees.

“I also want to thank Randy for his hard work and contributions in creating a solid foundation that we can build on. I know that everyone at Exide joins me in wishing Randy the best in his future endeavors,” Mr. Ulsh said.

# # #

About Exide Technologies
Exide Technologies, with operations in 89 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s two global business groups – transportation and industrial energy – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.